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                                                                     EXHIBIT 5.5


           [LETTERHEAD OF KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.]

                                 April 15, 2004

General Nutrition Centers, Inc.
300 Sixth Avenue
Pittsburgh, Pennsylvania  15222


            Re: General Nutrition Centers, Inc. and the other entities listed on Schedule I - Registration Statement on Form S-4


Ladies and Gentlemen:

            We are special South Carolina counsel to Nutra Manufacturing, Inc. (f/k/a/ Nutricia Manufacturing USA, Inc.), a South Carolina corporation ("Nutra"), in connection with the public offering of $215,000,000 aggregate principal amount of General Nutrition Centers' (the "Issuer") 8-1/2% Senior Subordinated Notes due 2010 (the "Exchange Notes"). The Indenture, dated as of December 5, 2003 (the "Original Indenture"), among the Issuer, the guarantors party thereto (the "Guarantors") and U.S. Bank National Association, as Trustee (the "Trustee"), as supplemented by the Supplemental Indenture, dated as of April 6, 2004, by and among the Issuer, GNC Franchising, LLC, the guarantors party thereto and the Trustee (together with the Original Indenture, the "Indenture"), provides for the guarantee of the Exchange Notes by the Guarantors (the "Guarantees") to the extent set forth in the Indenture. The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the issued and outstanding 8-1/2% Senior Subordinated Notes due 2010 of the Issuer (the "Original Notes") under the Indenture, as contemplated by the Registration Rights Agreement, dated as of December 5, 2003 (the "Registration Rights Agreement"), by and among the Issuer, the Guarantors, Lehman Brothers Inc., J.P. Morgan Securities Inc. and UBS Securities LLC.

            This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the "Securities Act").

            In rendering the opinions set forth herein, we have examined and relied on originals or copies of: (i) the registration statement on Form S-4 of the Issuer and the Guarantors relating to the Exchange Notes and the Guarantees as filed with the Securities and Exchange Commission (the "Commission") (such registration statement being hereinafter referred to as the "Registration Statement"); (ii) an executed copy of the Registration Rights Agreement; (iii) an executed copy of the Indenture including the terms and the provisions of the Guarantees; (iv) the Secretary's Certificate of Nutra dated as of the date hereof, along with all attachments thereto (the "Secretary's Certificate"); (v) the Articles of Incorporation of Nutra, as amended by the Amendment to the Articles of


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General Nutrition Centers, Inc.
April 15, 2004
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Incorporation filed March 25, 2004, and as certified by the Secretary of State of the State of South Carolina on that same date (the "Articles"); (vi) the Bylaws of Nutra, (the "Bylaws"); (vii) resolutions of the Board of Directors of Nutra, relating to the Exchange Offer, Indenture, the issuance of the Guarantee by Nutra and related matters; (viii) the Certificate of Existence of Nutra issued by the Secretary of State of South Carolina on April 12, 2004 (the "Certificate of Existence");and (ix) the form of the Guarantee. The documents referred to in items (i), (ii), (iii) and (ix) are hereinafter referred to as the "Transaction Documents."

      We have also examined such other agreements, instruments and documents as we have deemed necessary or appropriate for purposes of the opinions expressed below. With respect to certain factual matters material to our opinions, we have, to the extent that such facts were not independently established by us, relied upon representations of Nutra and on certificates or comparable documents of officers and representatives of Nutra and public officials. We have examined the corporate actions taken by Nutra in connection with the authorization, execution and delivery of the Transaction Documents, and have made such other inquiry of officers and directors of Nutra as we have deemed necessary and appropriate. In addition, we have made such investigation of law and fact, as we have deemed necessary or advisable in connection with this opinion.

            In rendering the opinions expressed below, we have assumed the genuineness of all signatures; that all natural persons who have executed and who are executing all documents submitted to us were or are, at the time of execution, legally competent to do so; that all documents submitted to us as originals are authentic; and that all documents submitted to us as copies conform to the original documents, which are authentic.

      Our opinions set forth herein are limited to the laws of the State of South Carolina (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined-on law on the opinions herein stated. The opinion set forth in paragraph 1 below with respect to the existence and good standing of Nutra is based solely upon the Secretary's Certificate and the Certificate of Existence issued by the Secretary of State of the State of South Carolina.

      Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

      1. Nutra has been duly incorporated, and is in existence under the laws of the State of South Carolina.

      2. Nutra has the corporate power to execute and deliver the Guarantee and to consummate the transactions contemplated thereby under the Articles, the Bylaws and the South Carolina Business Corporation Act.


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General Nutrition Centers, Inc.
April 15, 2004
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      3. The execution, delivery and performance of the Guarantee by Nutra has been duly authorized. When the Guarantee (in the form examined by us) has been signed by the incumbent officer authorized to do so in the respective authorizing resolution of Nutra, the Guarantee executed by Nutra will be duly executed. When Nutra, by and through the incumbent officer authorized to do so in the respective authorizing resolution of Nutra, has voluntarily transferred possession of its Guarantee to the Trustee, the Guarantee by Nutra will have been duly delivered.

       We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. Skadden, Arps, Slate, Meagher & Flom LLP is entitled to rely on this opinion in connection with the opinion being delivered by such firm in connection with the Exchange Offer.

                                Very truly yours,

                                /s/ Kennedy Covington Lobdell & Hickman, L.L.P.

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